                                                                    EXHIBIT 99.1

              NEWMAN TO SUCCEED SANFORD AS BANKERS TRUST CHAIRMAN


     New York, April 15, 1996 -- Frank N. Newman, president and chief executive officer of Bankers Trust New York Corporation and Bankers Trust Company, is scheduled to be formally named to succeed Charles. S. Sanford, Jr., as chairman of the two companies at a Board of Directors meeting following tomorrow's annual meeting of Bankers Trust shareholders.

     Mr. Sanford had announced in May of 1995 his intention to retire by mid-1996, having advised Bankers Trust's Board of Directors two years earlier of his plans to step down by age 60. He joined Bankers Trust in 1961 and headed what is now the Trading and Sales business before being elected president in 1983.
He was elected deputy chairman in 1986 and chairman in 1987.

     Mr. Newman, who will serve as chairman, president and chief executive officer, joined Bankers Trust as senior vice chairman in September of 1995 and was named president and chairman-designate the following month. He assumed the chief executive officer responsibilities from Mr. Sanford on January 1, 1996. Mr. Newman was previously deputy secretary of the Treasury and, earlier, vice chairman and chief financial officer of BankAmerica Corporation.

     In a joint statement, Mr. Newman and Mr. Sanford said: "The fundamental strengths of the franchise -- solid capital, quality services, a truly global network and extremely capable and innovative people -- provide an exceptional platform for the future. The firm's commitment now is to build on those strengths, serve its clients faithfully and professionally, and return to competitive earnings performance."


                                      -30-


 For additional information, contact Tom Parisi, Bankers Trust, (212) 250 7235.


  This and other press releases are available at http://www.bankerstrust.com.